EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Millions)

                                           For the Three Months       For the Six Months
                                                   Ended                     Ended
                                          ----------------------     --------------------
                                           June 26,     June 27,     June 26,     June 27,
                                              1998         1997         1998         1997
                                           --------     --------     --------     --------
Pretax earnings from
  continuing operations                     $  907       $  784      $ 1,781       $1,551

Add: Fixed charges                           4,756        4,101        9,398        7,772
                                            ------       ------      -------       ------
Pretax earnings before fixed charges        $5,663       $4,885      $11,179       $9,323
                                            ======       ======      =======       ======

Fixed charges:

  Interest                                  $4,664       $4,038      $ 9,223       $7,646

  Other(A)                                      92           63          175          126
                                            ------       ------      -------       ------
Total fixed charges                         $4,756       $4,101      $ 9,398       $7,772
                                            ======       ======      =======       ======

Preferred stock dividend
  requirements                              $   16       $   15      $    31       $   32
                                            ------       ------      -------       ------
Total combined fixed charges and
  preferred stock dividends                 $4,772       $4,116      $ 9,429       $7,804
                                            ======       ======      =======       ======

Ratio of earnings to fixed charges            1.19         1.19         1.19         1.20

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                             1.19         1.19         1.19         1.19

(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.